Exhibit 10.1

CONFIDENTIAL

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of August 13, 2026, by and among Cherry Tree BidCo, a Cayman Islands exempted company (“Parent”), and the shareholder(s) of Accelerant Holdings, a Cayman Islands exempted company limited by shares (the “Company”), that are listed on Schedule A hereto (each, a “Shareholder” and, collectively, the “Shareholders”), and the Company.

RECITALS

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, Parent, Cherry Tree Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger;

WHEREAS, as of the date hereof, each Shareholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), which meaning will apply for all purposes of this Agreement; provided, that all options, warrants, restricted stock units, and other convertible securities are included even if not exercisable within sixty (60) days of the date hereof) of the number of Class A common shares, par value $0.0000011951862 per share, of the Company (the “Class A Common Shares”) and/or Class B common shares, par value $0.0000011951862 per share, of the Company (the “Class B Common Shares”, together with Class A Common Shares, the “Company Shares”) as set forth next to such Shareholder’s name on Schedule A hereto, being all of the Company Shares owned of record or beneficially by such Shareholder as of the date hereof (with respect to such Shareholder, the “Owned Shares”, and the Owned Shares together with such Shareholder’s Additional Shares, the “Covered Shares”);

WHEREAS, the special committee of the Company Board established by the Company Board (the “Special Committee”) has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company, (ii) recommended that the Company Board determine that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interest of the Company and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) recommended that, subject to approval by the Company Board, the Company Board submit the Merger Agreement to the Company’s shareholders entitled to vote thereon for adoption thereby and resolve to recommend that such shareholders adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger;

WHEREAS, the Company Board, upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company, (ii) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) directed that the Merger Agreement be submitted to the Company’s shareholders entitled to vote thereon for adoption thereby and resolved to recommend that such shareholders adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger; and

WHEREAS, as an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, each Shareholder has agreed to enter into this Agreement with respect to such Shareholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Additional Shares” means, with respect to a Shareholder, any additional Company Shares that such Shareholder may acquire record and/or beneficial ownership of after the date hereof (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or issued upon the exercise of any options, the settlement of any restricted stock or restricted stock units or other conversion of any convertible securities).

“Articles” means the Amended and Restated Memorandum and Articles of Association of the Company.

“Expiration Time” means the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VII thereof.

“Lien” means any lien, encumbrance, hypothecation, adverse claim, charge, mortgage, security interest, pledge or option, proxy, right of first refusal or first offer, preemptive right, deed of trust, servitude, voting agreement, voting trust, transfer restriction or any other similar restriction.

“Permitted Lien” means (i) any Lien arising under this Agreement, (ii) any applicable restrictions on transfer under the Securities Act of 1933 (the “Securities Act”) and (iii) with respect to Company Options, Company RSUs or Company PSUs, any Lien created by the terms of any applicable Company Equity Plan or award agreement thereunder.

“Transfer” means (a) any direct or indirect offer, tender, sale, assignment, exchange, encumbrance, pledge, hypothecation, dividend, distribution, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, consolidation, statutory conversion, statutory domestication, transfer or continuance, share exchange, business combination, testamentary disposition, gift, operation of applicable Law or otherwise), or entry into any option or other Contract, swap, arrangement, agreement or understanding with respect to any offer, tender, sale, assignment, exchange, encumbrance, pledge, hypothecation, dividend, distribution, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, consolidation, statutory conversion, statutory domestication, transfer or continuance, share exchange, business combination, testamentary disposition, gift, operation of applicable Law or otherwise), of any Covered Shares or any interest (including legal or beneficial) in any Covered

Shares (in each case other than this Agreement), (b) the deposit of any Covered Shares into a voting trust, the entry into a voting agreement, arrangement, understanding or commitment (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares, (c) the creation of any Lien, or the entry into any Contract, swap, arrangement, agreement or understanding creating any Lien, with respect to any Covered Shares (other than Permitted Liens), (d) the entry into any derivative or hedging arrangement with respect to any Covered Shares or any interest therein, (e) with respect to Covered Shares that are shares of Class B Common Shares, any other action that would constitute a “transfer” (as contemplated by Article 4.4(a)(2) of the Articles) of such shares or (f) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c), (d) or (e) above; provided, that Liens on Covered Shares in favor of a bank or broker-dealer, in each case holding custody of Covered Shares in the ordinary course of business, shall not be considered a Transfer hereunder, provided that any transfer as a result of the exercise of remedies under such liens shall be deemed to be a Transfer.

2. Agreement to Not Transfer the Covered Shares. Until the Expiration Time, each Shareholder agrees not to and to cause each of its controlled Affiliates not to Transfer or cause or permit the Transfer of any of such Shareholder’s Covered Shares (except as provided in this Section 2), other than with the prior written consent of Parent; provided, however, that any Shareholder may, (a) with respect to Covered Shares that are shares of Class B Common Shares, Transfer any such Covered Shares to any Permitted Transferee of such Shareholder (as defined in Article 4.4(a)(2) of the Articles), and (b) with respect to Covered Shares that are shares of Class A Common Shares, Transfer any such Covered Shares (i) by will or by operation of law or other Transfers for estate planning purposes, (ii) underlying such Shareholder’s Company Options, Company RSUs and/or Company PSUs for the net settlement of such Company Options, Company RSUs and/or Company PSUs in order to satisfy any tax withholding obligation or to pay the exercise price of such Company Options, (iii) to any shareholder, member or partner of any Shareholder which is an entity and under common control with such Shareholder, and (iv) to any Affiliate of Shareholder under common control with such Shareholder, in each case of clauses (a) and (b), only if such transferee of such Covered Shares, as a condition to such transfer, evidences in writing such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Shareholder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void ab initio and of no effect whatsoever. If any involuntary Transfer of any of such Shareholder’s Covered Shares shall occur (including a sale by Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Shareholder hereby authorizes the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of such Covered Shares). To the extent requested by Parent and applicable, each Shareholder shall promptly surrender or cause to be surrendered the certificate(s), if any, representing any Covered Shares owned beneficially or of record from time to time by the Shareholder so that the transfer agent of such Covered Shares may affix onto such certificate(s) an appropriate legend referencing the restrictions on transfer and ownership set forth in this Agreement. Each Shareholder further acknowledges and agrees that, with respect to any Covered Shares owned beneficially or of record by such

Shareholder that are uncertificated, this Agreement shall constitute notice to such Shareholder of any legend that would be set forth on any certificate representing such Covered Shares if such Covered Shares were represented by a certificate. Each Shareholder agrees that it shall not, and shall cause its controlled Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Merger Agreement (it being understood that any agreements or arrangements with Parent or its Affiliates shall not result in a breach of this sentence). Parent and each Shareholder shall give prompt written notice (in any event within 48 hours) to the Company if (i) any written consent is provided by Parent under this Section 2, or (ii) either Parent and its Affiliates, on the one hand, or any Shareholder and its Affiliates (other than the Company and its Subsidiaries), on the other hand, enter into any binding agreement, arrangement or understanding with respect to such Shareholder’s Covered Shares, including in respect of any Transfer thereof to Parent, its Affiliates, or any other Person.

3. Agreement to Vote the Covered Shares.

3.1 Until the Expiration Time, at every meeting of the Company’s shareholders at which any of the following matters are to be voted on (and at every adjournment or postponement or recess thereof), and in connection with any request for an action by consent of the Company’s shareholders in lieu of a meeting, each Shareholder shall vote (including via proxy) or execute and deliver a consent with respect to, all of such Shareholder’s Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including via proxy) or execute and deliver a consent with respect to all of such Shareholder’s Covered Shares):

(a) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement;

(b) in favor of the approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes present for there to be a quorum or for the approval and adoption of the Merger Agreement on the date on which such meeting is held; and

(c) against (i) any action, proposal, transaction or agreement that, to the Shareholder’s knowledge, would reasonably be expected to result in any condition set forth in Article VI of the Merger Agreement not being satisfied prior to the Termination of the Merger Agreement or a breach of any covenant, representation or warranty, or any other obligation or agreement of such Shareholder under this Agreement and (ii) any Acquisition Proposal or any action or proposal in furtherance of any Acquisition Proposal.

3.2 Until the Expiration Time, at every meeting of the Company’s shareholders (and at every adjournment or postponement or recess thereof), each Shareholder shall appear in person at such meeting or shall cause such Shareholder’s Covered Shares to be represented by proxy and shall otherwise cause all of such Shareholder’s Covered Shares to be counted for the purposes of establishing a quorum at such meeting (or, with respect to any such Covered Shares that such Shareholder owns beneficially but not of record, such Shareholder shall cause the holder(s) of record of such shares as of any applicable record date for determining such shareholders entitled to vote at the meeting to be represented in person or by such proxy at such meeting as provided herein and to be counted as present for purposes of establishing a quorum). Each Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, until the Expiration Time (at which time this proxy shall automatically be revoked), as its proxy and attorney-in-fact, with full power of substitution and re-substitution, to vote or act by written consent during the term of this Agreement with respect to the Covered Shares in accordance with Section 3.1 hereof in the event the Shareholder fails to comply with its obligation under this Agreement or attempts or purports to vote (or provide consent with respect to), or cause any other Person to vote or provide consent with respect to, the Shareholder’s Covered Shares in a manner inconsistent with the terms of this Agreement. This proxy and power of attorney is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by the Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by the Shareholder with respect to the Covered Shares. The power of attorney granted by the Shareholder herein is a durable power of attorney and shall survive the bankruptcy, death or incapacity of the Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

3.3 Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Entity of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting the Shareholders from taking any action pursuant to Section 3.1 or Section 3.2, then the obligations of each Shareholder set forth in Section 3.1 or Section 3.2 shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Shareholder from taking any such action.

4. Waiver of Dissenters Rights. Each Shareholder hereby irrevocably waives and agrees not to exercise any and all dissenter rights under Section 238 of the Companies Act (As Revised) of the Cayman Islands with respect to all of such Shareholder’s Covered Shares owned (beneficially or of record) by such Shareholder.

5. Fiduciary Duties. Each Shareholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Shareholder’s Covered Shares. Without limiting the terms of the Merger Agreement in any respect, nothing in this Agreement shall in any way attempt to limit or affect any actions taken by any of the Shareholder’s or its Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board (solely to the extent in any such director’s capacity as such) or any such Shareholder, solely to the extent in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations solely to the extent acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. Without limiting the terms of the Merger Agreement in any respect, no action taken (or omitted to be taken) solely to the extent in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

6. Representations and Warranties of the Shareholder. Each Shareholder hereby represents and warrants to Parent that:

6.1 Due Authority. Such Shareholder has the full power and capacity to make, enter into and carry out the terms of this Agreement and the other definitive documentation contemplated hereby. If an entity, such Shareholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable. The execution and delivery of this Agreement and the other definitive documentation contemplated hereby, the performance of such Shareholder’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been validly authorized, and, assuming the accuracy of the representations and warranties set forth in Section 7.2(b), no other consents or authorizations are required to give effect to this Agreement or the other definitive documentation contemplated hereby or the transactions contemplated hereby or thereby. This Agreement has been, duly and validly executed and delivered by such Shareholder, and this Agreement constitutes, a valid and binding obligation of such Shareholder enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar applicable Laws affecting or relating to creditors’ rights generally, and except that equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

6.2 Ownership of the Covered Shares. (a) Such Shareholder is, as of the date hereof, the beneficial or record owner of such Shareholder’s Covered Shares, all of which are free and clear of any Liens, other than Permitted Liens, and (b) subject only to community property laws, if applicable, such Shareholder has sole voting power over all of such Shareholder’s Covered Shares and no person (other than such Shareholder and any person under common control with such Shareholder) has a right to acquire any of the Covered Shares held by such Shareholder. Such Shareholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, such Shareholder does not own, beneficially or of record, any Company Shares or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Company Shares or other voting shares of the Company) other than the Owned Shares, except as set forth on Schedule A.

6.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations under this Agreement does not and will not: (i) violate any applicable Laws applicable to such Shareholder or (ii) result in any breach of or constitute a default under any Contract or obligation to which such Shareholder is a party or by which such Shareholder is subject or (iii) if an entity, violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of such Shareholder, in each case of clauses (i) through (iii), except for such violations, breaches or defaults as would not delay or impair in any respect the ability of such Shareholder to perform its obligations under this Agreement.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of any jurisdiction or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.

6.4 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of such Shareholder, threatened against or affecting such Shareholder that would reasonably be expected to prevent, materially delay or materially impair the ability of the Shareholder to perform its obligations under this Agreement.

6.5 Brokers. Other than Morgan Stanley & Co. LLC and Houlihan Lokey Capital, Inc., no broker, finder, financial advisor, investment banker or other agent is entitled to any brokerage, finder’s, financial advisor’s, investment banking or other similar fee or commission payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of such Shareholder, on behalf of such Shareholder.

7. Representations and Warranties of Parent. Parent hereby represents and warrants to the Shareholder that:

7.1 Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been validly authorized, and assuming the accuracy of the representations and warranties set forth in Section 6.3(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement or the other definitive documentation contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, and this Agreement constitutes, a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar applicable Laws affecting creditors’ rights and remedies generally.

7.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement does not and will not: (i) violate any applicable Laws applicable to Parent, or (ii) result in any breach of or constitute a default under any Contract or obligation to which Parent is a party or by which Parent is subject, or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of Parent, in the case of each of clauses (i) through (iii), except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of any jurisdiction or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

7.3 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

7.4 No Other Agreements. As of the date hereof, Parent has made available to the Company any agreement, arrangement or understanding between Parent and its Affiliates, on the one hand, and each Shareholder or any such Shareholder’s Affiliates, on the other hand, relating to this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, or with respect to such Shareholder’s Covered Shares, including in respect of any Transfer thereof to Parent, its Affiliates, or any other Person.

8. No Solicitation. Subject in all cases to Section 5, each Shareholder agrees that it will not take, and will cause its controlled Affiliates (which, for the avoidance of doubt, shall not include the Company or its Subsidiaries or its or their Representatives) not to take, any action that the Company, its Subsidiaries or their respective Representatives are prohibited from taking pursuant to Section 5.4 of the Merger Agreement.

9. Proxy Statement; SEC Filings and Schedule 13D. Each Shareholder will provide information reasonably requested by the Company in connection with the preparation of any filing with the U.S. Securities and Exchange Commission (the “SEC”) (including the Proxy Statement and Schedule 13e-3 (to the extent required) that Parent or the Company is required to make in connection with the Merger (including any amendment or supplement thereto, the “SEC Filings”)). To the knowledge of each Shareholder, the information supplied by such Shareholder for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13e-3 (to the extent required) or any other SEC Filing will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Promptly after the execution of this Agreement, Parent and the Shareholders shall cooperate to prepare and file with the SEC one or more disclosure statements on Schedule 13D or amendments or supplements thereto, as applicable (such disclosure statements, including any amendments or supplements thereto, the “Schedule 13Ds”) relating to this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby. Parent shall (i) provide the Shareholders and the Shareholders’ counsel a reasonable opportunity to review drafts of the SEC Filings prior to filing the SEC Filings with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the Shareholders, their outside counsel and other Representatives. Parent and the Shareholders shall (A) provide each other and their respective counsel a reasonable opportunity to review drafts of the Schedule 13Ds prior to filing the Schedule 13Ds with the SEC and (B) consider in good faith all comments thereto reasonably proposed by the other parties, their outside counsel and their other Representatives, it being understood that failure to provide such prior review or to incorporate any comments shall not in any way limit or preclude Parent or the Shareholders, as applicable, from amending any such Schedule 13D. The Shareholders will reasonably assist and cooperate with Parent in the preparation, filing and distribution of the Proxy Statement, the Schedule 13e-3 and any other SEC Filings and the resolution of any comments thereto received from the SEC.

10. Miscellaneous.

10.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct, indirect or beneficial ownership or incidence of ownership of or with respect to the Covered Shares. Without limiting this Agreement in any manner, rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholders, and Parent shall have no authority to direct any Shareholder in the voting or disposition of any of the Covered Shares, except as expressly provided herein.

10.2 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto. No waiver by any party of its rights hereunder shall be effective against such party unless the same shall be in writing. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

10.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party hereto incurring such cost or expense.

10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 10.5):

(i)	if to the Shareholders, to:

ACP Insurance Management, LLC

ACP Accelerant Holdings, L.P.

c/o Altamont Capital Partners

400 Hamilton Ave., Suite 230

Palo Alto, CA 94301

Attention: Keoni Schwartz; Jenn Mello

Email: kschwartz@altamontcapital.com

legalnotices@altamontcapital.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

One Maritime Plaza, Suite 1800

300 Clay Street

San Francisco, CA 94111

Attention: Jason Freedman

Email: jason.freedman@ropesgray.com

(ii)	if to Parent, to:

c/o Thoma Bravo, L.P.

830 Brickell Plaza, Suite 5100

Miami, FL 33131

Attention: A.J. Rohde; Matt LoSardo; Joe Grady; Dylan Becker

Email: arohde@thomabravo.com; mlosardo@thomabravo.com;

jgrady@thomabravo.com; dbecker@thomabravo.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

601 Marshall St.

Redwood City, CA 94063

Attention: David E Johanson

Email: DJohanson@goodwinlaw.com

Goodwin Procter LLP

620 Eighth Avenue

New York, New York 10018

Attention:	Joshua M. Zachariah

James Ding

Matthew Cognetti

Email:	jzachariah@goodwinlaw.com

jding@goodwinlaw.com

MCognetti@goodwinlaw.com

(iii)	if to Company, to:

Accelerant Holdings

c/o Accelerant Re (Cayman) Ltd.

Unit 106 Windward 3, Regatta Office Park

West Bay Road, Grand Cayman, KY1-1108

Attention:	Cliff Jenks
Email:	cliff.jenks@accelins.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention:	Eric Schiele

Colin Diamond

Dmitriy Molchanov

Email:	ericschiele@paulhastings.com;

colindiamond@paulhastings.com;

dmitriymolchanov@paulhastings.com

10.6	Enforcement; Exclusive Jurisdiction.

(a) The rights and remedies of the parties hereto shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) In addition, each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts (as defined below)) in any Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.5 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.6 will affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Proceeding in the Chosen Courts or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it shall not bring any Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts; provided, however, that the exclusive jurisdiction of the Chosen Courts shall be without prejudice to any proceedings that are required to be brought before the courts of the Cayman Islands in connection with (i) the internal corporate affairs of the Company, (ii) the enforcement or interpretation of the memorandum and articles of association of the Company, (iii) any rights or obligations arising under the Companies Act (As Revised) of the Cayman Islands (including, without limitation, any proceedings in relation to Section 238 thereof), or (iv) any matter that, under the laws of the Cayman Islands, may only be determined by the courts of the Cayman Islands. Each of Parent and the Shareholders agrees that a final judgment in any Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) Notwithstanding anything to the contrary in this Section 10.6, each of the parties acknowledges and agrees that the courts of the Cayman Islands shall have non-exclusive jurisdiction to hear and determine any Proceeding relating to (i) the Merger (including the Plan of Merger), (ii) the cancellation of Company Shares and the vesting of the undertaking, property and liabilities of Merger Sub in the Company as the surviving corporation, (iii) any appraisal or dissent rights arising under Section 238 of the Companies Act (As Revised) of the Cayman Islands, (iv) the fiduciary or other duties of the directors of the Company or Merger Sub, or (v) the internal corporate affairs of the Company or Merger Sub, in each case to the extent such matters are governed by the laws of the Cayman Islands.

10.7 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY HERETO MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

10.8 Documentation and Information.

(a) Each Shareholder consents to and authorizes the publication and disclosure by Parent and the Company of such Shareholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), and any other information that Parent or the Company reasonably determines is required to be disclosed by applicable Law, in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Each Shareholder acknowledges that Parent, Merger Sub and the Company, in Parent’s or the Company’s sole discretion, as applicable, may file this Agreement or a form hereof with the SEC or any other Governmental Entity. Such Shareholder agrees to promptly give Parent and the Company any information they may reasonably request for the preparation of any such disclosure documents.

(b) If applicable and to the extent required under applicable Law, such Shareholder shall promptly and in accordance with applicable Law amend their Schedule 13D or Schedule 13G filed with the SEC to disclose this Agreement.

10.9 Further Assurances. Each Shareholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

10.10 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

10.11 Reliance. Each Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.

10.12 Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

10.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of applicable Law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

10.14 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, is not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Without limiting the foregoing, if any term or other provision of this Agreement would cause an automatic conversion of any of the Covered Shares from Class B Common Shares to Class A Common Shares pursuant to Article 4.4 of the Articles, such term or provision shall be severed from this Agreement, null and void ab initio and of no effect whatsoever, with the express purpose and intent that no such conversion shall be deemed to have occurred by virtue of the execution, delivery or performance of this Agreement.

10.15 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

10.16 Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of Parent or any Shareholder in the negotiation, administration, performance and enforcement hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed and enforced in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware, except to the extent the provisions of the laws of the Cayman Islands are mandatorily applicable.

10.17 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 10.17 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

10.18 No Recourse. All claims, obligations, liabilities and causes of action based upon, in respect of, arising under, by reason of, in connection with, or relating in any manner to this Agreement may be made only against (and are those solely of) the Persons that are expressly identified as parties in the preamble and signatories to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, equityholder, Affiliate, agent, attorney, representative, financing source, heir or assignee of, or any financial advisor or lender to, or successor to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, equityholder, Affiliate, agent, attorney, representative, financing source, heir or assignee of, or any financial advisor or lender to, or successor to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability, obligations, claims or causes of action based upon, in respect of, arising under, by reason of, in connection with, or relating in any manner to this Agreement, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any party hereto or otherwise, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made by a Nonparty Affiliate in, in connection with, or as an inducement to this Agreement.

10.19 Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earlier to occur of (a) the Expiration Time; (b) the termination of the Merger Agreement in accordance with its terms; (c) the mutual written consent of all of the parties hereto; or (d) with respect to any Shareholder, the election of such Shareholder in its sole discretion to terminate this Agreement following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof that (i) reduces the amount or changes the form or type of Merger Consideration (other than, for the avoidance of doubt, adjustments in accordance with the terms of the Merger Agreement or any increase in the Merger Consideration) payable to such Shareholder under the Merger Agreement in accordance with the terms thereof, or (ii) imposes any conditions, requirements or restrictions on, a Shareholder’s right to receive the consideration payable to such Shareholder pursuant to the Merger Agreement or imposes a material delay on the timing of receipt of such consideration; provided that the provisions of this Section 10 (except for Section 10.8(b)) shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination; provided, however, that in no event shall any Shareholder have any liability for any monetary damages resulting from a breach of this Agreement other than in connection with a willful breach of this Agreement by such Shareholder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CHERRY TREE BIDCO

By:	/s/ A.J. Rohde
Name:	A.J. Rohde
Title:	Director

Signature Page to Voting and Support Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SHAREHOLDERS:

ACP INSURANCE MANAGEMENT, LLC

By:	/s/ Keoni Schwartz
Name: Keoni Schwartz
Title: Sole Managing Member

ACP ACCELERANT HOLDINGS, L.P.

By:	ACP Insurance Management, LLC
Its:	General Partner

By:	/s/ Keoni Schwartz
Name: Keoni Schwartz
Title: Sole Managing Member

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ACCELERANT HOLDINGS

By:	/s/ Jeff Radke
Name: Jeff Radke
Title: Chief Executive Officer (Principal Executive Officer)

Signature Page to Voting and Support Agreement

Schedule A

Shareholder	Company Shares	Company Options / Company RSUs / Company PSUs
ACP Insurance Management, LLC	90,916,741	N/A
ACP Accelerant Holdings, L.P.	85,976,902	N/A